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
Pricing Supplement dated January 22, 1997               Rule 424(b)(3)
(To Prospectus dated March 9, 1994 and               File No. 33-52359
Prospectus Supplement dated March 9, 1994)



                   TOYOTA MOTOR CREDIT CORPORATION

                    Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $5,000,000             Trade Date:  January 22, 1997
Issue Price: See "Plan of Distribution"   Original Issue Date:  January 24, 1997
Interest Rate: 6.30%                      Net Proceeds to Issuer:  $4,999,000
Interest Payment Dates: each May 15 and,    Principal's Discount
 November 15, commencing May 15, 1997,        or Commission: 0.02%
Stated Maturity Date:  January 25, 1999



______________________________________________________________________________________




Day Count Convention:
  [x]  30/360 for the period from January 24, 1997 to January 25, 1999
  [ ]  Actual/365 for the period from               to
  [ ]  Other (see attached)


Redemption:
    [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
    [ ]  The Notes may be redeemed prior to Stated Maturity Date.
         Initial Redemption Date:  Not applicable
    Initial Redemption Percentage:  Not applicable
    Annual Redemption Percentage Reduction:  Not applicable

Repayment:
    [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
      Optional Repayment Date(s):
         Repayment Price:     %

Currency:
    Specified Currency:  U.S. dollars
    (If other than U.S. dollars, see attached)
    Minimum Denominations:
    (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                       ___________________________
                          Merrill Lynch & Co.

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                  ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

     Under the terms of and subject to the conditions of a Distribution Agreement dated as of October 17, 1991, as amended, (the "Agreement"), between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.98% of the principal amount thereof. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

     Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.

     TMCC may apply for listing of the Notes on the New York
Stock Exchange. However, there is no assurance that an application for listing will be made or that any trading market for the Notes will develop.